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                      AMENDMENT NO. 6 TO RIGHTS AGREEMENT

          This AMENDMENT, dated as of April 22, 1999, is between U.S. FOODSERVICE, a Delaware corporation (the "Company"), and THE BANK OF NEW YORK (the "Rights Agent").

                                    Recitals
                                    --------

          WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement dated as of February 19, 1996, as amended as of May 17, 1996, September 26, 1996, June 30, 1997, December 23, 1997 and March 25, 1999 (the "Rights Agreement");

          WHEREAS, certain transactions referred to in the Rights Agreement have been consummated; and

          WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board of Directors of the Company has determined that an amendment and restatement of
Section 1(a) of the Rights Agreement and an amendment of Section 21 of the Rights Agreement as set forth herein are necessary and desirable, and the Company and the Rights Agent desire to evidence such amendments and such restatement in writing;

          NOW, THEREFORE, the parties agree as follows:

          I.  Amendment and Restatement of Section 1(a).  Section 1(a) of the
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Rights Agreement is hereby amended and restated to state in its entirety as follows:

          "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 10% or more of the Common Shares of the Company then outstanding, but shall not include the Company, any Subsidiary (as such term is hereinafter defined) of the Company, any employee benefit plan of the Company or any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of such plan. Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as a result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 10% or more of the Common Shares of the Company then outstanding; provided, however, that if a
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     Person shall become the Beneficial Owner of 10% or more of the Common
     Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of


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     the Company other than in connection with a stock split, stock dividend or other similar transaction occurring after the date hereof, then such Person shall be deemed to be an "Acquiring Person." Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement. With respect to any Person that is a 13G Eligible Person, each reference to "10%" in this paragraph (a) shall be deemed to be a reference to "15%." Notwithstanding any provision in this Agreement to the contrary, none of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Merrill Lynch International, any ML Entity (as such term is hereinafter defined) or any ML Entity Affiliate (as such term is hereinafter defined) shall be deemed an Acquiring Person solely as the result of (a) the execution and delivery of the U.S. Purchase Agreement, dated March 25, 1999 (the "U.S. Purchase Agreement"), among the Company, the stockholders of the Company named in Schedule B thereto (the "Selling Stockholders") and Merrill Lynch, Goldman, Sachs & Co., Salomon Smith Barney Inc., J.C. Bradford & Co. and First Union Capital Markets Corp., as U.S. representatives of the several U.S. underwriters named therein, and the International Purchase Agreement, dated March 25, 1999 (the "International Purchase Agreement"), among the Company, the Selling Stockholders and Merrill Lynch International, Goldman Sachs International, Salomon Brothers International Limited and J.C. Bradford & Co., as lead managers of the several international managers named therein, or (b) the consummation of the transactions contemplated by the U.S. Purchase Agreement and the International Purchase Agreement (collectively, the "Purchase Agreements") or otherwise to be consummated in connection with the Purchase Agreements and the related U.S. and international offerings of Common Shares (the "Offerings"), including, without limitation, the acquisition by Merrill Lynch and Merrill Lynch International of beneficial ownership of Common Shares pursuant to the Purchase Agreements, in connection with stabilization transactions relating to the Offerings or in market-making transactions in the Common Shares. "ML Entity" shall mean any stockholder of Rykoff-Sexton, Inc. ("Rykoff-Sexton") that is identified as such in the Support Agreement, as amended and restated as of June 30, 1997, by and between the Company and such stockholders, and acknowledged by Rykoff-Sexton. "ML Entity Affiliate" shall mean any Person that is an "Affiliate" of an ML Entity, as such term is defined in the Standstill Agreement, dated as of May 17, 1996, by and between Rykoff-Sexton and the persons set forth on the signature pages thereto.




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          II.  Amendment of Section 21.  Section 21 of the Rights Agreement is
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     hereby amended by adding to the end thereof the following sentence:

              "Anything in this Agreement to the contrary notwithstanding, the
               Company may appoint the transfer agent of the Common Shares as a successor Rights Agent."

          III.  Effectiveness.  This Amendment shall be deemed effective as of
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the date first written above, as if executed on such date.  Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

          IV.  Miscellaneous.  This Amendment shall be deemed to be a contract
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made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.



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          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

                                    U.S. FOODSERVICE

                                           /s/   David M. Abramson
                                        ------------------------------
                                    Name:  David M. Abramson
                                    Title: Executive Vice President


                                    THE BANK OF NEW YORK


                                           /s/ Ralph Chianese
                                        --------------------------
                                    Name:  Ralph Chianese
                                    Title: Vice President